Exhibit 10.6

February 25, 2014
Mark Foley
Re: Amended and Restated Employment Offer Letter Agreement
Dear Mark:
ZELTIQ Aesthetics, Inc. (the “Company”) is pleased to offer you this Amended and Restated Employee Offer Letter Agreement (“Agreement”). Subject to your execution of this Agreement as provided below, effective as of February 25, 2014 the “Effective Date”) this Agreement amends, restates and supersedes in its entirety your Employment Offer Letter Agreement with the Company dated August 23, 2012 (the “Prior Agreement”):
Recitals
Whereas, the Company and you wish to amend the Prior Agreement as of the Effective Date to reflect the current terms of your employment and to reflect the provision of additional severance benefits to you that may be triggered in connection with a qualifying termination of your employment that occurs in connection with an acquisition or other change in ownership or control of the Company.
Now, Therefore, the Company and you, in consideration of the mutual promises set forth herein, agree as follows:
1.Duties and Responsibilities.

(a)Duties, Title, Reporting Relationship, and Work Location. Your title will continue to be President and Chief Executive Officer (“CEO”) and you will continue to have the duties associated with this position at the Company (which shall be consistent with those of a chief executive officer of a comparable company). You will report directly to the Company’s Board of Directors (the “Board”) and will work at our facility located at 4698 Willow Road, Pleasanton, California. The Company may change your position, duties and work location from time to time as it deems necessary, subject to the terms of this Agreement. In addition, the Company shall use its reasonable efforts to cause you to be elected to serve as a member of the Company’s Board during your employment with the Company.

(b)Other Obligations. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company. During the term of your employment by the Company, except on behalf of the Company, you shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by you to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any competitor corporation, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation. You currently serve as a Partner with RWI Ventures II, as Senior Advisor for TauTona Group and as Executive Chairman for Onpharma. The Board acknowledges and understands that you are involved with these organizations and agrees that your involvement may continue during the course of your employment with the Company.

2.Compensation And Benefits.
(a)Base Salary. Your base salary will continue to be $500,000 annually, less payroll deductions and all required withholdings. You will be paid semi-monthly (paid on the 15th and the last day of the month). The Board’s Compensation Committee shall review your salary level annually, although any increase in salary will be at the Board’s sole discretion.

(b)Bonus Plan. For each year of your employment, you will continue to be eligible to receive a target bonus of up to 75% of your base salary (your “Target Bonus”) based upon both your job performance and the Company’s performance against performance targets set for you and the Company by the Board within 60 days of the beginning of the calendar year. The Board shall determine, in its sole discretion, whether you are entitled to receive any such bonus and, if so, the amount of any such bonus. In order to earn any such bonus, you must remain employed by the Company through the date the bonus is paid. In all events, any such bonus will be paid not later than March 15 of the subsequent year.

(c)Company Benefits. You will be eligible for the standard Company benefits including health insurance, flexible time off, vacation in accordance with the Company’s vacation policy and holidays. Many of these benefits are governed by summary plan descriptions which are available for your review. The Company may modify your compensation and benefits from time to time at its discretion, subject to the terms of this Agreement.

(d)Equity Awards.

(i)Base Equity Grants. In connection with your commencement of employment you were previously granted the following equity awards: (a) a nonqualified stock option to purchase 858,667 of shares of the Company’s Common Stock (the “Base Equity Option”); and (b) 429,333 Restricted Stock Units (“Base Equity RSUs”) under the Company’s 2011 Equity Plan (the “Plan”). The Base Equity Option and RSUs will continue to be subject to the terms and conditions of the Plan and the standard stock option and RSU agreements provided pursuant to the Plan. The Base Equity Option and Base Equity RSUs shall continue to vest based upon your continued service to the Company, with 25% of the total number of shares having vested on October 13, 2013, and 1/48th of the total number of shares vesting each month thereafter. The exercise price of the Base Equity Option was the closing price of the Company’s common stock on the Nasdaq Global Select Market on your employment start date.
(ii)Incentive Equity Grants. In connection with your commencement of employment you were also previously granted: (a) a nonqualified stock option to purchase 572,435 of shares of the Company’s Common Stock (the “Incentive Equity Option”); and (b) 286,215 Restricted Stock Units (“Incentive Equity RSUs”), each under the Company’s 2011 Equity Plan. The vesting schedule for each of the Incentive Equity Option and the Incentive Equity RSUs shall continue to be as follows:

(1)20% of the shares subject to each such equity award shall vest on the first date that the weighted average stock price of the Company’s Common Stock during the immediately preceding 90-day period is $10 or more;

(2)20% of the shares subject to each such equity award shall vest on the first date that the weighted average stock price of the Company’s Common Stock during the immediately preceding 90-day period is $15 or more;

(3)20% of the shares subject to each such equity award shall vest on the first date that the weighted average stock price of the Company’s Common Stock during the immediately preceding 90-day period is $20 or more;

(4)20% of the shares subject to each such equity award shall vest on the first date that the weighted average stock price of the Company’s Common Stock during the immediately preceding 90-day period is $25 or more; and

(5)20% of the shares subject to each such equity award shall vest on the first date that the weighted average stock price of the Company’s Common Stock during the immediately preceding 90-day period is $30 or more.

Notwithstanding the foregoing, in the event of a Change in Control, the price at which the Company’s Common Stock is valued in such transaction shall be substituted for the 90-day weighted average stock price of the Company’s Common Stock for purposes of determining your entitlement, if any, to receive any vesting of Incentive Equity Options and Incentive Equity RSUs. The exercise price of the Incentive Equity Option was the closing price of the Company’s common stock on the Nasdaq Global Select Market on your employment start date.
(iii)Other Equity Awards. All other Company equity awards previously granted to you, including but not limited to those granted to you under the terms of your earlier Consulting Agreement with the Company dated April 19, 2012, shall continue in effect from and following the Effective Date in accordance with their existing terms. You may be eligible to receive additional grants of Company equity awards in the sole discretion and subject to the approval of the Board.

3.Severance Benefits.

(a)At-Will Employment. You will be an at-will employee of the Company, which means the employment relationship can be terminated by either you or the Company at any time, with or without Cause (as defined herein), and with or without advance notice. Further, your participation in any stock option program or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

(b)Qualifying Termination Outside of Covered Period.

(i)Preconditions. If at any time other than during the Covered Period (as defined herein): (A) your employment with the Company is terminated by the Company without Cause (and other than a result of your death or disability); and (B) not later than 60 days following your termination of employment you execute a general release of claims (the “Release”) in favor of the Company in such form provided by the Company, return such Release to the Company within the applicable time period set forth therein, and permit such Release to become effective in accordance with its terms; then, on the sixtieth (60th) day following such termination of employment, you shall receive or commence to receive, as the case may be, the severance benefits set forth in Section 3(b)(ii).

(ii)Severance Benefits. If you meet the conditions set forth in Section 3(b)(i), you shall be entitled to receive:
(1)Continuation of your then-current base salary, less required deductions and withholdings, for a period of one year after your employment termination date, payable on the Company’s regular payroll dates;

(2)Provided that the Company determines to pay bonuses for the year in which your employment termination occurs, you shall receive a pro-rata portion of your Target Bonus for that year, less required deductions and withholdings, based upon the actual number of days you serve as CEO under this Agreement during that year, and which will be payable to you at the same time that the Company pays bonuses to other Company employees for such year as determined by the Company, but in no event later than the end of the year that follows the year in which your employment terminates;

(3)The Company will pay your COBRA health insurance premiums sufficient to maintain your then-current coverage for a period of one year following termination of employment, provided that you timely elect COBRA, continue to be eligible for COBRA during such time period, and do not become eligible for health insurance benefits through another employer. You agree to promptly notify the Company in writing if you become eligible for health insurance benefits through another employer during the time you are receiving Severance Benefits. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing COBRA subsidy without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall instead provide you with a taxable monthly payment equal to the monthly COBRA subsidy, which shall be paid regardless of whether you elect COBRA coverage, shall commence in the month following the month in which you incur a Separation from Service (as defined in Section 4(c) below) and shall end on the earlier of the date you obtain other employment and the one year anniversary of your Separation from Service; and
(4)The Company will accelerate the vesting of the Base Equity Option and the Base Equity RSUs such that, as of your last date of employment, you will be deemed vested in any such equity which would have vested during the one year period after the termination date of your employment.

(c)Qualifying Termination Within Covered Period.

(i)Preconditions. If (A) at any time during the Covered Period your employment with the Company is terminated without Cause (and other than a result of your death or disability) or by you for Good Reason and (B) not later than 60 days following your termination of employment you execute a Release in favor of the Company in such form provided by the Company, return such Release to the Company within the applicable time period set forth therein, and permit such Release to become effective in accordance with its terms; then, on the sixtieth (60th) day following such termination of employment, you shall receive or commence to receive, as the case may be, the severance benefits set forth in Section 3(c)(ii).

(ii)Severance Benefits. If you meet the conditions set forth in Section 3(c)(i), you shall be entitled to receive:
(1)Continuation of your then-current base salary (as determined without giving effect to any reduction in base salary that would give rise to your right to resign for Good Reason), less required deductions and withholdings, for a period of one year after your employment termination date, payable on the Company’s regular payroll dates;
(2)Your Target Bonus, less required deductions and withholdings, for the year in which your employment terminates;

(3)The Company will pay your COBRA health insurance premiums sufficient to maintain your then-current coverage for a period of one year following termination of employment, provided that you timely elect COBRA, continue to be eligible for COBRA during such time period and do not become eligible for health insurance benefits through another employer. You agree to promptly notify the Company in writing if you become eligible for health insurance benefits through another employer during the time you are receiving Severance Benefits. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing COBRA subsidy without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall instead provide you with a taxable monthly payment equal to the monthly COBRA subsidy, which shall be paid regardless of whether you elect COBRA coverage, shall commence in the month following the month in which you incur a Separation from Service (as defined in Section 4(c) below) and shall end on the earlier of the date you obtain other employment and the one year anniversary of your Separation from Service; and

(4)Full acceleration of the vesting and exercisability, if applicable, of all of your then outstanding equity awards, which includes any equity awards granted to you prior to or following the Effective Date, in each case effective as of your last date of employment; provided, however, that the foregoing shall not apply with respect to the Incentive Equity Option and Incentive Equity RSUs. With respect to the Incentive Equity Option and Incentive Equity RSUs, such equity awards shall vest pursuant to their terms, if at all, replacing the “weighted average stock price of the Company’s Common Stock during the immediately preceding 90-day period” with the price (or value) per share of the Company’s Common Stock payable in the Change in Control. To the extent necessary to give effect to the intent of the foregoing provision, notwithstanding anything to the contrary set forth in your equity award agreements or the applicable equity incentive plan under which such equity award was granted that provides that any then unvested portion of your equity award will immediately expire upon your termination of employment, no unvested portion of your equity award shall generally terminate any earlier than three (3) months following any termination of your employment that is a termination without Cause or Good Reason resignation that occurs prior to a Change in Control.

(d)Definitions.
(1)“Change in Control” shall mean: (a) a sale of all or substantially all of the Company’s assets, or (b) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction other than any transaction involving the issuance of any newly issued equity securities solely for cash.
(2)“Cause” shall mean a determination by the Board in good faith and in its sole discretion that there has been: (i) a willful failure by you to substantially perform your duties hereunder, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment; (ii) a willful act by you which constitutes gross misconduct and which is injurious to the Company; (iii) a willful breach by you of a material provision of this Agreement; (iv) a material and willful violation by you of a federal or state law or regulation applicable to the business of the Company; (v) your conviction for a felony or a misdemeanor involving moral turpitude; or (vi) termination of your employment in connection with the bankruptcy, insolvency, liquidation, or similar winding-up of the business of the Company.
(3)“Covered Period” shall mean the period commencing three (3) months prior to a Change in Control and ending eighteen (18) months following a Change in Control. For such purposes, if the condition triggering your right to resign for Good Reason occurs within the Covered Period, and your employment terminates within thirty (30) following expiration of the Cure Period (as defined below), the resignation for Good Reason will be deemed to have occurred during the Covered Period.
(4)“Good Reason” shall mean: (i) any material reduction in your base compensation (which includes base salary, Target Bonus and any other base compensation). (ii) a material diminution of your job duties or responsibilities, or (iii) a change in the location of your employment of more than 20 miles (which is material) from its current location unless such relocation is within 50 miles of your principal residence; provided, however, that in order to terminate your employment for Good Reason you shall first give the Company written notice stating with reasonable specificity the basis for the termination with Good Reason within ninety (90) days of the first occurrence of the event giving rise to Good Reason; give the Company a period of thirty (30) days to cure or remedy the problem, unless such problem cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) (the “Cure Period”); and terminate your employment within thirty (30) days following the expiration of such Cure Period.

4.Compliance with IRC Section 409A.

(a)Exemptions. The severance and other benefits under this letter are intended to qualify for exemptions from application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”), provided under Treasury Regulations 1.409A-1(b)(4), 1.409A1-(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse personal tax under Section 409A.

(b)Deferral. Notwithstanding anything herein to the contrary, if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any adverse tax consequences under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months and one day following your termination of employment with the Company (or such earlier date as is permitted without incurring adverse consequences under Section 409A).

(c)Separation from Service. Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of this letter, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

(d)Timing of Payments. For the avoidance of doubt, any severance benefit payments otherwise scheduled to be made prior to the sixtieth (60th) day following your termination of employment shall instead accrue and will be paid on such sixtieth (60th) day following your termination of employment.

5.Parachute Payments.

(a)Reduced Payment. If any payment or benefit you would receive from the Company or otherwise in connection with a Change of Control or other similar transaction (“Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either: (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner that results in the greatest economic benefit for you.
(b)Calculations. The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code will perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such Change of Control or similar transaction, the Company will appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The independent registered public accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and you within 30 calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as reasonably requested by the Company or you. Any good faith determinations of the independent registered public accounting firm made hereunder will be final, binding and conclusive upon the Company and you.

(c)Employee Agreement. You will continue to comply with the Company’s Employee Agreement previously executed by you, a copy of which is attached hereto as Exhibit A (the “Employee Agreement”).

(d)Dispute Resolution. You and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to your employment with the Company (including the termination of your employment), or arising from or related to the enforcement, breach, performance, interpretation, or execution of this Agreement, shall be resolved solely and exclusively, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single arbitrator by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then-applicable JAMS rules (which can be found at the following web address: http://www.jamsadr.com/rulesclauses). By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to determine if an issue is subject to this arbitration obligation, and to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all costs and fees in excess of the amount of court fees that you would be required to incur if the dispute were filed or decided in a court of law. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and the state courts of any competent jurisdiction.

6.Other Terms.

(a)Company Rules and Regulations. As a Company employee, you will be expected to abide by the Company rules and regulations, acknowledge in writing that you have read and will comply with the Company’s Employee Handbook.

(b)Entire Agreement. This Agreement forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this Agreement letter supersede any other agreements or promises made to you by anyone, whether oral or written, including but not limited to the Prior Agreement. This letter agreement cannot be changed except in a writing signed by you and a duly authorized member of the Board.

(c)Choice of Law. This Agreement shall be governed by California law.
Please sign and date this Agreement, and return it to me by Tuesday, February 25, 2014 if you wish to accept continued employment with the Company under the terms described above.
We look forward to your favorable reply and to the continuation of a productive and enjoyable work relationship.
Sincerely,
/s/ Bryan Roberts
Bryan Roberts
Member of the Board of Directors and Chair of the Nominating and Corporate Governance Committee
Accepted:
/s/ Mark Foley
Mark Foley
Dated: 2/25/2014

Exhibit A

ZELTIQ AESTHETICS, INC.
EMPLOYEE CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT
Employee Name: Mark Foley

As a condition of my becoming employed with (or my employment being continued by) Zeltiq Aesthetics, Inc., a Delaware corporation, (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:
1.    Employment Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of the Company under any existing agreements between the Company and me or under applicable law.
2.    At-Will Employment. I understand and acknowledge that my employment with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate my employment at any time for any reason or no reason, without further obligation or liability.
3.    Confidential Information.
(a)    Company Information. I agree at all times during the term of my employment with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any and all information and materials, in whatever form, tangible or intangible, whether disclosed to or learned or developed by me before or after the execution of this Agreement, whether or not marked or identified as confidential or proprietary, pertaining in any manner to the business of or used by the Company and its affiliates, or pertaining in any manner to any person or entity to whom the Company owes a duty of confidentiality. Confidential Information includes but is not limited to, the following types of information and materials: research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers I contact or obtain information or access to information about during my employment,), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of my employment, whether or not during working hours, and any information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.
(b)    Former Employer Information. I represent that my performance of all terms of this Agreement have not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or trust prior to the commencement of my employment with the Company, and I will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party.
(c)    Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

4.    Inventions.
(a)    Definition. I understand that the term “Inventions” in this Agreement means any and all ideas, concepts, inventions, discoveries, developments, modifications, improvements, know-how, trade secrets, data, designs, diagrams, plans, specifications, methods, processes, techniques, formulas, algorithms, tools, works of authorship, derivative works, software, content, textual or artistic works, mask works, video, graphics, sound recordings, structures, products, prototypes, systems, applications, creations and technologies in any stage of development, whether or not patentable or reduced to practice and whether or not copyrightable, that relate to the business of the Company or its affiliates, or the actual or demonstrably anticipated research or development of the Company or its affiliates.
(b)    Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions which were made by me prior to the commencement of my employment (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.
(c)    Assignment of Inventions. I hereby assign, and agree to assign automatically upon creation, to the Company, without additional compensation, my entire right, title and interest (including but not limited to intellectual property rights, trademark rights, copyrights and trade secret rights) in and to (a) all Inventions that are made, conceived, discovered or developed by me (either alone or jointly with others), or result from or are suggested by any work performed by me (either alone or jointly with others) for or on behalf of the Company or its affiliates, (i) during the period of my employment with the Company, whether before or after the execution of this Agreement and whether or not made, conceived, discovered or developed during regular business hours or (ii) during or after the period of my employment with the Company, whether before or after the execution of this Agreement, if based on or using Confidential Information or otherwise in connection with my activities as an employee of the Company (collectively, the “Company Inventions”), and (b) all benefits, privileges, causes of action and remedies relating to the Company Inventions, whether before or hereafter accrued (including, without limitation, the exclusive rights to apply for and maintain all registrations, renewals and/or extensions; to sue for all past, present or future infringements or other violations of any rights in the Invention; and to settle and retain proceeds from any such actions), free and clear of all liens and encumbrances. I agree that all such Company Inventions are the sole property of the Company or any other entity designated by it, and all intellectual property rights shall vest in and inure to the benefit of the Company or such other entity. I agree and acknowledge that all copyrightable Company Inventions shall be considered works made for hire prepared within the scope of my employment. THIS PARAGRAPH DOES NOT APPLY TO ANY INVENTION WHICH QUALIFIES FULLY UNDER THE PROVISIONS OF SECTION 2870 OF THE LABOR CODE OF THE STATE OF CALIFORNIA, A COPY OF WHICH IS ATTACHED TO THIS AGREEMENT AS EXHIBIT B. I understand that nothing in this Agreement is intended to expand the scope of protection provided me by Sections 2870 through 2872 of the California Labor Code.
(d)    Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.
(e)    Patent and Copyright Rights. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company.
5.    Returning Company Documents; Privacy Rights. I agree that, at the time of termination of my employment with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all Company property, including but not limited to, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment or otherwise belonging to the Company, its successors or assigns. I further agree that any work areas or Company property, including filing cabinets and technology resources such as disks, internet, computer files, electronic-mail messages, voice message, and other storage media, are subject to monitoring or inspection by Company personnel at any time with or without notice. I therefore understand that I have no right to privacy with respect to any Company property, including technology resources. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.
6.    Notification to Other Parties.
(a)    Employees. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.
7.    Solicitation of Employees, Consultants and Other Parties. I agree that during the term of my employment with the Company, and for a period of twelve (12) months immediately following the termination of my employment with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Without limiting anything set forth in this Agreement, I also will not, following the termination of my employment with the Company for any reason, whether with or without cause, use the Company’s trade secrets or any other means of unfair competition to (i) solicit any of the Company’s licensors, customers, or licensees of Company’s products, or (ii) otherwise interfere with any business relationship or contract between the Company and any of its customers, licensors or licensees.

8.    Representations and Covenants.
(a)    Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.
(b)    Conflicts. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my employment with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with any of the provisions of this Agreement.
(c)    Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.
9.    General Provisions.
(a)    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.
(b)    Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.
(c)    Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d)    Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
(e)    Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.
(f)    ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below:

COMPANY:
ZELTIQ AESTHETICS, INC.

/s/ Sergio Garcia	/s/ Mark Foley
Sergio Garcia	Mark Foley
Title: SVP, General Counsel
Date: 8/23/12	Date: 8/23/12
Address: 4698 Willow Road, Pleasanton, CA 94588	Address: 10 Cherokee Rd., Atlanta, GA 30305

EXHIBIT A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED FROM SECTION 4

_X_ No inventions or improvements

___ Additional Sheets Attached

Employee Signature: /s/ Mark Foley

Employee Name Printed: Mark Foley

Date: 8/23/12

EXHIBIT B
Section 2870 of the California Labor Code is as follows:

(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2) Result from any work performed by the employee for the employer.
(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C
TERMINATION CERTIFICATION
This is to certify that I do not have in my possession, nor have I failed to return, any Company property, including but not limited to any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Zeltiq Aesthetics, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).
I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any Inventions (as defined therein) and original works of authorship, conceived or made by me (solely or jointly with others) covered by that Agreement.
I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, proprietary information and Confidential Information (as defined in the Agreement) including research, product plans, products, services, suppliers, customer lists and customers, prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other subject matters pertaining to any business of the Company or any of its employees, clients, consultants or licensees.
I further agree that for twelve (12) months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, I will not use the Company’s trade secrets or any other means of unfair competition to (i) solicit any of the Company’s licensors, customers, or licensees of Company’s products, or (ii) otherwise interfere with any business relationship or contract between the Company and any of its customers, licensors or licensees.

Date:

Employee Signature

(Type/Print Employee’s Name)